U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

Pursuant to Rule 12g-4(a)(1)(i) of the Securities Exchange Act of 1934

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-50087

VETERINARY PET SERVICES, INC.
(Exact name of registrant as specified in its charter)

California	95-3538503
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3060 Saturn Street, Brea, California	92821
(Address of Principal Executive Office)	(Zip Code)

(Title of each class of securities covered by this Form) Common Stock, no par value

(Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains) None

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, Veterinary Pet Services, Inc. has duly caused this report to be signed on its behalf by the undersigned duly authorized person.

VETERINARY PET SERVICES, INC.

Dated: August 29, 2005	/s/ JAMES W. CARNEY _______________________________ James W. Carney, Acting Chief Executive Officer